Exhibit 99.1

Contacts: Sitrick and Company Brenda Adrian Tom Becker 212.573.6100

Vertis Communications Grace Platon 800.365.8957

VERTIS COMMUNICATIONS OBTAINS CONFIRMATION OF REORGANIZATION PLAN; CLEARS WAY FOR MERGER WITH AMERICAN COLOR GRAPHICS

Vertis Expects to Emerge From Prepackaged Chapter 11 in Mid-September

BALTIMORE (Aug. 26, 2008) Vertis Communications (“Vertis”) announced today that it has received confirmation of its prepackaged reorganization plan. American Color Graphics also obtained confirmation of its reorganization plan today.  The confirmation orders signed by the Honorable Christopher S. Sontchi of the U.S. Bankruptcy Court for the District of Delaware in Wilmington paves the way for the closing of Vertis’ merger with American Color Graphics.  Vertis will close the merger and emerge from its prepackaged Chapter 11 on the “Effective Date” of the prepackaged plan, which is expected to occur in mid-September.

“This is a landmark day in the history of Vertis,” said Mike DuBose, chairman and CEO of Vertis. “We have completed the next step toward successfully restructuring our balance sheet and the merger of American Color Graphics into Vertis.  When our prepackaged plan becomes effective, our teams will be ready to create a combined company that offers even more solutions to our customers by building on the already unparalleled service for which Vertis is known.”

Vertis has maintained business as usual during the restructuring, including paying vendors in the ordinary course of business. The company will continue normal operations through the remainder of the case and pay all trade creditors in the ordinary course without interruption, DuBose said.  Under the prepackaged plan, trade creditors are being paid in full.

Vertis filed a prepackaged reorganization plan on July 15, 2008 to effectuate the merger with American Color Graphics. American Color filed its own prepackaged reorganization plan that same day. The merger will close at the same time both prepackaged plans become effective.

As previously announced, the Vertis reorganization plan includes a $250 million Senior Secured Revolving Credit exit facility from GE Commercial Finance and a $400 million exit facility from Morgan Stanley Senior Funding, Inc., as lead arranger.

The focal point of the reorganization plan is the agreement between Vertis and American Color Graphics, two of the largest printing and premedia companies in North America, to merge American Color’s operations into Vertis’ nationwide marketing and printing services platform. The merger will allow both companies to enrich their core advertising inserts and newspaper products manufacturing capabilities. It will also enable both Vertis and American Color to offer an unprecedented scope of premedia and workflow solutions to customers.

The consensual financial restructurings will reduce the combined company’s debt obligations (including the off-balance sheet accounts receivable facility and approximately $248 million of Vertis Holdings Mezzanine Notes) by approximately $1 billion before transaction fees and expenses. The noteholders of Vertis and American Color Graphics will exchange their bonds for an aggregate of $550 million in new notes and substantially all of the new equity in the merged company.

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“I want to thank all of our employees for their hard work and dedication during the restructuring,” DuBose said. “They demonstrated an unwavering focus on client support and it’s that kind of commitment that makes Vertis special.  I also want to acknowledge our customers and supplier partners, who have maintained their relationships with us throughout the process.  With our stronger finances, we anticipate even more opportunities for all of our stakeholders.”

More information on Vertis’ restructuring is available at http://www.vertisinc.com “Vertis Reorganization.”  Vertis has also set up a toll-free information line for inquiries:  866.671.8107.

About American Color Graphics

American Color Graphics (“ACG”) is one of North America’s largest and most experienced full-service premedia and print companies, with eight print locations across the continent, a TMC facility, six regional premedia centers, photography studios nationwide and a growing roster of customer managed service sites. Expert in a full range of products such as retail, newspapers, direct mail, catalog, publication, packaging, book, comic, and commercial products, ACG has been an innovative industry leader for over 80 years. The company provides solutions and services such as asset management, photography, and digital workflow solutions that improve the effectiveness of advertising and drive revenues for their customers. For more information, visit www.americancolor.com.

About Vertis Communications

Vertis Communications is a premier provider of print advertising and direct marketing solutions to America’s leading retail and consumer services companies.  Vertis delivers marketing programs that create strategic value for clients by using proprietary customer research, database targeting technologies, premedia and media services, combined with its world-class printing expertise. Headquartered in Baltimore with over 100 locations in the U.S., Vertis Communications has been recognized as one of Fortune magazine’s “Most Admired Companies” in advertising and marketing. For more information, visit www.vertisinc.com.

This press release may contain forward-looking statements. The words “believes, “anticipates, “expects, “estimates, “plans, “intends,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Completion of the merger and consummation of the prepackaged plan are subject to the satisfaction of certain closing conditions and the receipt of necessary approvals.  Certain additional factors could affect the outcome of the matters described in this press release.  These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement and/or the plan support agreements Vertis and American Color Graphics executed with certain stakeholders (2) the outcome of any legal proceedings that may be instituted against the company and others; (3) the failure to satisfy other conditions to completion of the merger and/or consummation of the plans; (4) the failure of the company to obtain the financing necessary to consummate the merger and the plans; (5) risks that the proposed transaction disrupts operations and the potential difficulties in employee retention as a result of the announced transactions; (6) the ability to recognize the benefits of the merger, including any synergies that may result from the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the plan and the actual terms of certain financings that will be obtained for the merger; (8) certain events that may occur in the Chapter 11 cases, including an appeal of confirmation of any of the plans; and (9) the failure of any of the lenders to provide the financing contemplated by the commitment letters due to the failure of a closing condition or otherwise. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the company’s ability to control or predict.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates, and beliefs. Even if those plans, estimates, or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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